Exhibit (a)(5)(E)

UNITED STATES DISTRICT COURT

FOR THE EASTERN DISTRICT OF VIRGINIA

Alexandria Division

ELLIOTT SCHWARTZ, Individually and	)
on Behalf of All Others Similarly Situated,	)
)
Plaintiff,	)	Case No.
v.	)
)
NCI INC., CHARLES K. NARANG,	)	JURY TRIAL DEMANDED
PAUL A. DILLAHAY, JAMES P. ALLEN,	)
PAUL V. LOMBARDI, CINDY E.	)
MORAN, AUSTIN J. YERKS, and	)
DANIEL R. YOUNG,	)
)
Defendants.	)

CLASS ACTION COMPLAINT

Elliott Schwartz (“Plaintiff”), by his undersigned attorneys, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1. This action is brought as a class action by Plaintiff on behalf of himself and the other public holders of the common stock of NCI, Inc. (“NCI” or the “Company”) against NCI and the members of the Company’s board of directors (collectively, the “Board” or “Individual Defendants,” and, together with NCI, the “Defendants”) for their violations of Sections 14(e), 14(d)(4), and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), 15 U.S.C. §§ 78n(e), 78n(d)(4), 78t(a), SEC Rule 14d-9, 17 C.F.R. 240.14d-9, and Regulation G, 17 C.F.R. § 244.100 in connection with the tender offer (“Tender Offer”) by H.I.G. Capital, L.L.C. (“HIG”), through its affiliates, to purchase all of the issued and outstanding shares of NCI common stock for $20.00 per share (the “Offer Price”).

2. On July 17, 2017, in order to convince NCI shareholders to tender their shares, the Board authorized the filing of a materially incomplete and misleading Schedule 14D-9 Solicitation/Recommendation Statement (the “Recommendation Statement”) with the Securities and Exchange Commission (“SEC”). In particular, the Recommendation Statement contains materially incomplete and misleading information concerning: (i) NCI’s financial projections; (ii) the valuation analyses performed by the Company’s financial advisors Wells Fargo & Co. LLC (“Wells Fargo”) and Stifel, Nicolaus & Company, Incorporated (“Stifel”); and (iii) potential conflicts of interest Wells Fargo faced as a result of its prior dealings with HIG.

3. The Tender Offer is scheduled to expire on August 11, 2017 (the “Expiration Date”). It is imperative that the material information that has been omitted from the Recommendation Statement is disclosed to the Company’s shareholders prior to the forthcoming Expiration Date so they can properly determine whether to tender their shares.

4. For these reasons, and as set forth in detail herein, Plaintiff seeks to enjoin Defendants from closing the Tender Offer or taking any steps to consummate the proposed transaction, unless and until the material information discussed below is disclosed to NCI shareholders or, in the event the proposed transaction is consummated, to recover damages resulting from the Defendants’ violations of the Exchange Act.

JURISDICTION AND VENUE

5. This Court has subject matter jurisdiction pursuant to Section 27 of the Exchange Act (15 U.S.C. § 78aa) and 28 U.S.C. § 1331 (federal question jurisdiction) as Plaintiff alleges violations of Section 14(e), 14(d)(4) and 20(a) of the Exchange Act.

6. Personal jurisdiction exists over each Defendant either because the Defendant conducts business in or maintains operations in this District, or is an individual who is either present in this District for jurisdictional purposes or has sufficient minimum contacts with this District as to render the exercise of jurisdiction over Defendant by this Court permissible under traditional notions of fair play and substantial justice.

7. Venue is proper in this District under Section 27 of the Exchange Act, 15 U.S.C. § 78aa, as well as under 28 U.S.C. § 1391, because: (i) the conduct at issue took place and had an effect in this District; (ii) NCI maintains its primary place of business in this District; (iii) a substantial portion of the transactions and wrongs complained of herein, including Defendants’ primary participation in the wrongful acts detailed herein, occurred in this District; and (iv) Defendants have received substantial compensation in this District by doing business here and engaging in numerous activities that had an effect in this District.

PARTIES

8. Plaintiff is, and at all relevant times has been, a shareholder of NCI.

9. Defendant NCI is a Delaware corporation and maintains its headquarters at 11730 Plaza America Drive Reston, VA 20190. The Company is a leading provider of enterprise solutions and services to U.S. defense, intelligence, health and civilian government agencies. NCI’s common stock trades on the NASDAQ under the ticker symbol “NCIT”.

10. Individual Defendant Charles K. Narang is, and has been at all relevant times, NCI’s Chairman of the Board of Directors.

11. Individual Defendant Paul A. Dillahay is, and has been at all relevant times, NCI’s President, Chief Executive Officer, and a director of the Company.

12. Individual Defendant James P. Allen is, and has been at all relevant times, a director of the Company.

13. Individual Defendant Paul V. Lombardi is, and has been at all relevant times, a director of the Company.

14. Individual Defendant Cindy E. Moran is, and has been at all relevant times, a director of the Company.

15. Individual Defendant Austin J. Yerks is, and has been at all relevant times, a director of the Company.

16. Individual Defendant Daniel R. Young is, and has been at all relevant times, a director of the Company.

CLASS ACTION ALLEGATIONS

17. Plaintiff brings this class action pursuant to Fed. R. Civ. P. 23 on behalf of himself and the other public shareholders of NCI (the “Class”). Excluded from the Class are Defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any Defendant.

18. This action is properly maintainable as a class action because:

a. The Class is so numerous that joinder of all members is impracticable. As of July 14, 2017, there were 10,033,534 shares of NCI common stock outstanding, held by hundreds to thousands of individuals and entities scattered throughout the country. The actual number of public shareholders of NCI will be ascertained through discovery;

b. There are questions of law and fact that are common to the Class that predominate over any questions affecting only individual members, including the following:

i)	whether Defendants have misrepresented or omitted material information concerning the proposed transaction in the Recommendation Statement, in violation of Sections 14(e) and 14(d)(4) of the Exchange Act;

ii)	whether the Individual Defendants have violated Section 20(a) of the Exchange Act; and

iii)	whether Plaintiff and other members of the Class will suffer irreparable harm if compelled to tender their shares based on the materially incomplete and misleading Recommendation Statement.

c. Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature, and will fairly and adequately protect the interests of the Class;

d. Plaintiff’s claims are typical of the claims of the other members of the Class and Plaintiff does not have any interests adverse to the Class;

e. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for the party opposing the Class;

f. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole; and

g. A class action is superior to other available methods for fairly and efficiently adjudicating the controversy.

SUBSTANTIVE ALLEGATIONS

I. HIG’s Offer Price Severely Undervalues NCI.

19. NCI, Inc., incorporated on July 27, 2005, is a provider of enterprise services and solutions to defense, intelligence, healthcare and civilian government agencies. The Company provides information technology (IT), and professional services and solutions by leveraging its core service offerings, which include cloud computing and IT infrastructure optimization; cybersecurity and information assurance; engineering and logistics support; enterprise information management and advanced analytics; health IT and medical support; IT service management; modeling, simulation, and training, and agile development and integration.

20. The Offer Price is severely inadequate given NCI’s recent financial performance and strong growth prospects. In the year leading up to the announcement of the proposed transaction NCI’s stock price increased nearly 50%, going from $14.10 on July 5, 2016 to $21.10 on June 30, 2017, illustrated by the chart below:

21. In fact, at the time of the announcement of the proposed transaction, NCI stock was trading at a premium to the Offer Price. That means instead of stockholders receiving a premium for their shares, as is customary in merger or takeover situations, NCI stockholders would actually be offering their shares at a discount. “Takeunders” generally only occur when the target company is in severe financial distress; otherwise, the target company would simply reject the below market offer.1 Since NCI is not in severe financial distress, it does not follow logically that NCI would accept an offer for less than their current trading price.

22. Indeed, on May 9, 2017, the Company announced positive financial results for the 2017 first quarter. The Company exceeded revenue projections by $2 million. CEO Paul A. Dillahay announced: “We’re seeing the topline impact of awards in the second half of 2016 as well as additional task order revenue on several of our IDIQ vehicles. I’m especially pleased with margin improvements as a result of the higher contribution of fixed-price contracts to our revenue mix, which we anticipate will lift profitability throughout the remainder of 2017. Therefore, we’re increasing the midpoint of our revenue guidance range by $10 million and raising the midpoint of our adjusted EPS guidance range by $0.09 to reflect greater expected profitability, primarily from our agile software development revenue, over the remainder of the year.”

23. As a result of the positive earnings report, NCI stock skyrocketed. The following week, their stock was trading at $18.85 per share, up approximately 30%.

24. Although original discussions with HIG began well before the positive earnings results, negotiations continued all the way through the closing of the deal on June 29, 2017. On May 22, 2017, the Board recognized the need to secure an increased offer from HIG. However,

[1]	See http://www.investopedia.com/terms/t/takeunder.asp

on May 27, 2017, to the detriment of shareholders and with no offer increase, the Board entered into a Exclusivity Agreement with HIG, which amongst other things, prevented the Company or any of its related persons from soliciting, negotiating, accepting, encouraging, considering or otherwise pursuing any offer or inquiry from any person or entity, or engaging in discussions or other communications or furnishing any information regarding, any acquisition or disposition of any interest in any Company capital stock or other equity interest. This Exclusivity Agreement essentially prevented any new bidders, attracted by NCI’s recent financial success, from entering the bidding process.

25. Less than a month after the positive earnings results, on June 5, 2017, NCI announced they secured a $37 billion indefinite-delivery, indefinite-quantity U.S. Army Communications–Electronics Command (CECOM) Responsive Strategic Sourcing for Services (RS3) contract. Accordingly, the stock price continued to climb, reaching $20 per share on June 6, 2017.

26. Based on these events, multiple financial analysts increased their price targets for NCI to $24 per share. This represents a significant premium to the Offer Price of $20. It is important to note that price targets are a predictive valuation of what the stock is worth on its own.2 They do not account for premiums associated with a merger or takeover.

27. On June 26, 2017, instead of attempting to seek a more valuable offer for NCI shareholders, the Board decided to propose and implement transaction and retention bonuses for “key employees”, including transaction bonuses for each of CEO Dillahay, CFO Narel, and General Counsel Cappello in the amounts of $300,000, $100,000, and $100,000, respectively. These bonuses are in addition to the gaudy figures of the golden parachute compensation each stands to receive.

[2]	See http://www.investopedia.com/terms/p/pricetarget.asp

28. Finally, Stifel valued the company at a higher price than the Offer Price. Stifel calculated the implied equity values per share ranging from $20.26 to $21.65.

29. In sum, the Offer Price appears to inadequately compensate NCI shareholders for their shares. Given the Company’s strong financial results and growth potential, it appears that $20.00 per share is not fair compensation for NCI shareholders. It is therefore imperative that NCI shareholders receive the material information that has been omitted from the Recommendation Statement, so that they can make a fully informed decision concerning whether to tender their shares.

II. The Merger Agreement’s Deal Protection Provisions Deter Superior Offers.

30. In addition to failing to obtain fair consideration for the Company’s shareholders, Defendants have agreed to certain deal protection provisions in the Merger Agreement that operate conjunctively to deter other suitors from submitting a superior offer for the Company’s assets.

31. First, the Merger Agreement contains a no-solicitation provision that prohibits the Company or the Individual Defendants from taking any affirmative action to obtain a better deal for NCI shareholders. The Merger Agreement states that the Company, the Individual Defendants, and their representatives shall not “(i) solicit, initiate or take any action to knowingly encourage or knowingly induce or facilitate the making, submission or announcement of, any proposal or inquiry that constitutes, or is reasonably likely to lead to, an Acquisition Proposal; (ii) other than informing Persons of the provisions contained in this Section 5.4, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal or furnish to any Person any non-public information or data with respect to or access to the properties of the Company in connection with an Acquisition Proposal; (iii) enter into any agreement, arrangement or understanding (other than a confidentiality agreement contemplated by Section 5.4(b)) with respect to any Acquisition Proposal or enter into any agreement requiring it to abandon, terminate or fail to consummate the Offer, the Merger and the other transactions contemplated by this Agreement; (iv) approve, endorse or recommend an Acquisition Proposal or any proposal or inquiry that is reasonably likely to lead to any Acquisition Proposal; or (v) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company or any Company Subsidiary or their respective Representatives shall be deemed to be a breach of this Section 5.4(a) by the Company.”

32. Additionally, the Merger Agreement grants HIG recurring and unlimited matching rights, which provides it with: (i) access to confidential, non-public information about competing proposals from third parties which it can use to prepare a matching bid; and (ii) several days to amend the terms of the Merger Agreement and make a counter-offer in the event a superior offer is received.

33. The non-solicitation and matching rights provisions essentially ensure that a superior bidder will not emerge, as any potential suitor will undoubtedly be deterred from expending the time, cost, and effort of making a superior proposal while knowing that HIG can easily foreclose a competing bid. As a result, these provisions unreasonably favor HIG, to the detriment of NCI’s public shareholders.

34. Lastly, the Merger Agreement provides that NCI must pay HIG a termination fee of $11,256,000 in the event the Company elects to terminate the Merger Agreement to pursue a superior proposal. This represents an unreasonably high 5.6% of the total transaction value. The termination fee provision further ensures that no competing offer will emerge, as any competing bidder would have to pay a naked premium for the right to provide NCI shareholders with a superior offer.

35. Ultimately, these preclusive deal protection provisions restrain NCI’s ability to solicit or engage in negotiations with any third party regarding a proposal to acquire all or a significant interest in the Company.

36. Given that the preclusive deal protection provisions in the Merger Agreement impede a superior bidder from emerging, it is imperative that NCI shareholders receive all material information necessary for them to make a fully informed decision regarding whether to tender their shares.

III. The Recommendation Statement Is Materially Incomplete and Misleading.

37. On July 17, 2017, Defendants filed the Recommendation Statement with the SEC. The Recommendation Statement has been disseminated to the Company’s shareholders, and solicits the Company’s shareholders to tender their shares in the Tender Offer. The Individual Defendants were obligated to carefully review the Recommendation Statement before it was filed with the SEC and disseminated to the Company’s shareholders to ensure that it did not contain any material misrepresentations or omissions. However, the Recommendation Statement misrepresents and/or omits material Information that is necessary for the Company’s shareholders to make an informed decision concerning whether to tender their shares, in violation of Regulation G, 17 C.F.R. § 244.100, Sections 14(e), 14(d)(4), and 20(a) of the Exchange Act.

38. First, the Recommendation Statement fails to provide material information concerning the Company’s financial projections. Specifically, the Recommendation Statement provides projections for non-GAAP (generally accepted accounting principles) metrics, including, among others, Adjusted EBITDA, but fails to provide line item projections for the metrics used to calculate these non-GAAP measures or otherwise reconcile the non-GAAP projections to the most comparable GAAP measures.

39. When a company discloses non-GAAP financial measures in a Recommendation Statement, the Company must also disclose all projections and information necessary to make the non-GAAP measures not misleading, and must provide a reconciliation (by schedule or other clearly understandable method), of the differences between the non-GAAP financial measure disclosed or released with the most comparable financial measure or measures calculated and presented in accordance with GAAP. 17 C.F.R. § 244.100.

40. Indeed, the SEC has recently increased its scrutiny of the use of non-GAAP financial measures in communications with stockholders. The former SEC Chairwoman, Mary Jo White, recently stated that the frequent use by publicly traded companies of unique, company-specific non-GAAP financial measures (as NCI has included in the Recommendation Statement here), implicates the centerpiece of the SEC’s disclosures regime:

In too many cases, the non-GAAP information, which is meant to supplement the GAAP information, has become the key message to investors, crowding out and effectively supplanting the GAAP presentation. Jim Schnurr, our Chief Accountant, Mark Kronforst, our Chief Accountant in the Division of Corporation Finance and I, along with other members of the staff, have spoken out frequently about our concerns to raise the awareness of boards, management and investors. And last month, the staff issued guidance addressing a number of troublesome practices which can make non-GAAP disclosures misleading: the lack of equal or greater prominence for GAAP measures; exclusion of normal, recurring cash operating expenses; individually tailored non-GAAP revenues; lack of consistency; cherry-picking; and the use of cash per share data. I strongly urge companies to carefully consider this guidance and revisit their approach to non-GAAP disclosures. I also urge again, as I did last December, that appropriate controls be considered and that audit committees carefully oversee their company’s use of non-GAAP measures and disclosures.3

[3]	Mary Jo White, Keynote Address, International Corporate Governance Network Annual Conference: Focusing the Lens of Disclosure to Set the Path Forward on Board Diversity, Non-GAAP, and Sustainability (June 27, 2016), https://www.sec.gov/news/speech/chair-white-icgnspeech.html.

41. Recently, the SEC has repeatedly emphasized that disclosure of non-GAAP projections can be inherently misleading, and has therefore heightened its scrutiny of the use of such projections.4 Indeed, on May 17, 2016, the SEC’s Division of Corporation Finance released new and updated Compliance and Disclosure Interpretations (“C&DIs”) on the use of non-GAAP financial measures that demonstrate the SEC’s tightening policy.5 One of the new C&DIs regarding forward-looking information, such as financial projections, explicitly requires companies to provide any reconciling metrics that are available without unreasonable efforts.

42. In order to make the projections included on pages 48 of the Recommendation Statement materially complete and not misleading, Defendants must provide a reconciliation table of the non-GAAP measures (such as Adjusted EBITDA) to the most comparable GAAP measures.

43. At the very least, the Company must disclose the line item projections for the financial metrics that were used to calculated the non-GAAP measure Adjusted EBITDA (i.e., earnings before interest, taxes, depreciation and amortization, which we calculate as revenue,

[4]	See, e.g., Nicolas Grabar and Sandra Flow, Non-GAAP Financial Measures: The SEC’s Evolving Views, Harvard Law School Forum on Corporate Governance and Financial Regulation (June 24, 2016), https://corpgov.law.harvard.edu/2016/06/24/non-gaap-financial-measures-the-secsevolving-views/; Gretchen Morgenson, Fantasy Math Is Helping Companies Spin Losses Into Profits, N.Y. Times, Apr. 22, 2016, http://www.nytimes.com/ 2016/04/24/business/fantasy-math-is-helping-companies-spin-losses-into-profits.html?_r=0.
[5]	Non-GAAP Financial Measures, Compliance & Disclosure Interpretations, U.S. SECURITIES AND EXCHANGE COMMISSION (May 17, 2016), https://www.sec.gov/divisions/corpfin/guidance/nongaapinterp.htm.

minus total operating costs and expenses). Such projections are necessary to make the non-GAAP projections included in the Recommendation Statement not misleading. Indeed, the Defendants acknowledge that disclosing non-GAAP projections may mislead shareholders in the Recommendation Statement: “Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP.” Recommendation Statement 48.

44. NCI regularly reconciles non-GAAP financial measures, including Adjusted EBITDA, in their earnings press releases prepared for investors. Below is an excerpt from their most recent press release on May 9, 2017:

NCI, INC.

RECONCILIATION OF NON-GAAP OPERATING MEASURES

(UNAUDITED)

(in thousands, except per share data)

	Three months ended March 31,
	2017	2016
GAAP operating (loss) income	$(1,040)	$4,522
Depreciation and amortization	1,788	1,792

EBITDA	748	6,314
Misappropriation loss and related expenses	6,617	1,541

Adjusted EBITDA	7,365	7,855
Adjusted EBITDA margin	9.4%	9.4%

45. Further, the Recommendation Statement fails to disclose the unlevered free cash flow projections.6 Unlevered cash flows were provided by management and utilized by both Wells Fargo and Stifel in their discounted cash flow valuations, and are material to the Company’s stockholders. Indeed, investors are concerned, perhaps above all else, with the unlevered free cash flows of the companies in which they invest. Under sound corporate finance theory, the value of stock should be premised on the expected unlevered free cash flows of the corporation. Accordingly, the question that the Company’s stockholders need to assess in determining whether to tender their shares is clear – is the Merger Consideration fair compensation given the NCI’s expected unlevered free cash flows? Without unlevered free cash flow projections, the Company’s stockholders will not be able to answer this question and assess the fairness of the Merger Consideration.

46. Adjusted EBITDA is not a sufficient alternative to unlevered free cash flows – as Warren Buffet and other financial experts have stated: “References to EBITDA make us shudder. Too many investors focus on earnings before interest, taxes, depreciation and amortization. That makes sense, only if you think capital expenditures are funded by the tooth fairy.”7 Relying solely on EBITDA to provide a fair summary of a company’s financial prospects has numerous pitfalls. EBITDA does not take into account any capital expenditures, working capital requirements,

[6]	Unlevered free cash flows are used to determine a company’s enterprise value. The unlevered free cash flow allows investors to ascertain the operating value of a company independent of its capital structure. This provides a greater degree of analytical flexibility and allows for a clearer picture of the value of the company overall. For this reason, unlevered free cash flows are routinely used to value a company, especially in merger contexts.
[7]	Elizabeth MacDonald, the Ebitda folly, FORBES (March 17, 2003), http://www.forbes.com/global/2003/0317/024.html.

current debt payments, taxes, or other fixed costs that are critical to understand a company’s value.8 As a result of these material differences between EBITDA and unlevered free cash flows, many analysts recognize unlevered free cash flows as a much more accurate measure when it comes to analyzing the expected performance of a company. Simply put, the unlevered free cash flow projections are material and their omission renders the projections included in the Recommendation Statement misleading.

47. If a recommendation statement discloses financial projections and valuation information, such projections must be complete and accurate. The question here is not the duty to speak, but liability for not having spoken enough. With regard to future events, uncertain figures, and other so-called soft information, a company may choose silence or speech elaborated by the factual basis as then known—but it may not choose half-truths.

48. With respect to Wells Fargo’s Discounted Cash Flow Analysis, the Recommendation Statement fails to disclose the following key components used in their analysis: (i) the inputs and assumptions underlying the calculation of the discount rate range of 10.5% to 12.5%; and (ii) the inputs and assumptions underlying the calculation of the perpetuity growth rate range of 2% to 3%.

49. With respect to Stifel’s Discounted Cash Flow Analysis, the Recommendation Statement fails to disclose the following key components used in their analysis: (i) the inputs and assumptions underlying the calculation of the discount rate range of 10.8% to 12.8%; (ii) the terminal value estimated and utilized in the Terminal Multiple Method; (iii) the terminal value estimated and utilized in the Perpetuity Growth Method; and (iv) the inputs and assumptions underlying the calculation of the perpetuity growth rate range of 2% to 3%.

[8]	Cody Boyte, Why EBITDA is Not Cash Flow, AXIAL FORUM (Nov. 19, 2013), http://www.axial.net/forum/ebitda-cash-flow/.

50. These key inputs are material to NCI shareholders, and their omission renders the summary of Wells Fargo’s and Stifel’s Discounted Cash Flow Analyses on pages 39 and 45-46 of the Recommendation Statement incomplete and misleading. As a highly-respected professor explained in one of the most thorough law review articles regarding the fundamental flaws with the valuation analyses bankers perform in support of fairness opinions – in a discounted cash flow analysis a banker takes management’s forecasts, and then makes several key choices “each of which can significantly affect the final valuation.” Steven M. Davidoff, Fairness Opinions, 55 Am. U.L. Rev. 1557, 1576 (2006). Such choices include “the appropriate discount rate, and the terminal value…” Id. As Professor Davidoff explains:

There is substantial leeway to determine each of these, and any change can markedly affect the discounted cash flow value. For example, a change in the discount rate by one percent on a stream of cash flows in the billions of dollars can change the discounted cash flow value by tens if not hundreds of millions of dollars….This issue arises not only with a discounted cash flow analysis, but with each of the other valuation techniques. This dazzling variability makes it difficult to rely, compare, or analyze the valuations underlying a fairness opinion unless full disclosure is made of the various inputs in the valuation process, the weight assigned for each, and the rationale underlying these choices. The substantial discretion and lack of guidelines and standards also makes the process vulnerable to manipulation to arrive at the “right” answer for fairness. This raises a further dilemma in light of the conflicted nature of the investment banks who often provide these opinions.

Id. at 1577-78.

51. With respect to both Wells Fargo’s and Stifel’s Selected Companies and Selected Transactions Analyses, the Recommendation Statement fails to disclose the individual multiples the advisors utilized for each of the companies and transactions included in their analyses. A fair summary of these analyses requires the disclosure of the individual multiples for each transaction and company utilized. Merely providing the range that a banker applied to render the implied per share value is insufficient, as stockholders are unable to assess whether the banker applied appropriate multiples, or, instead, applied unreasonably low multiples in order to drive down the implied valuation of the Company. The omission of the individual multiples renders the summary of these analyses set forth on pages 37-39 and 43-45 of the Recommendation Statement materially incomplete and misleading.

52. Finally, the Recommendation Statement fails to disclose a full, detailed account of past dealings or the historical relationship between Wells Fargo and HIG. The Recommendation Statement notes that “Wells Fargo Securities and/or its affiliates are lenders to or have otherwise extended credit to certain members of the HIG Group by means of, among other things, loans, letters of credit, financing leases, and purchasing cards.” The failure to disclose the specifics of any deals and the amount of compensation Wells Fargo received for these services is a material omission and makes the Recommendation Statement misleading to NCI shareholders. Moreover, these types of dealings place Wells Fargo’s interests on both sides of the transaction. A reasonable shareholder would want to know what important economic motivations that the advisor, employed by a board to assess the fairness of the deal to the shareholders, might have. This is especially true when that motivation could rationally lead the advisor to favor a deal at a less than optimal price, because the procession of a deal was more important to them, given their overall economic interest, than only approving a deal at truly fair price to shareholders. The failure to specify the exact amount of money Wells Fargo received and may continue to receive from HIG while acting as NCI’s financial advisor is a serious area of concern for NCI shareholders.

53. In sum, the omission of the above-referenced information renders statements in the Recommendation Statement materially incomplete and misleading in contravention of the Exchange Act. Absent disclosure of the foregoing material information prior to the expiration of the Tender Offer, Plaintiff and the other members of the Class will be unable to make a fully-informed decision regarding whether to tender their shares, and they are thus threatened with irreparable harm, warranting the injunctive relief sought herein.

COUNT I

(Against All Defendants for Violation of Section 14(e) of the Exchange Act and 17 C.F.R.

§ 244.100 Promulgated Thereunder)

54. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

55. Section 14(e) of the Exchange Act provides that it is unlawful “for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading…” 15 U.S.C. §78n(e).

56. Defendants have issued the Recommendation Statement with the intention of soliciting NCI shareholders to tender their shares. Each of the Defendants reviewed and authorized the dissemination of the Recommendation Statement, which fails to provide material information regarding NCI’s financial projections and the valuation analyses performed by Wells Fargo.

57. In so doing, Defendants made untrue statements of fact and/or omitted material facts necessary to make the statements made not misleading. Each of the Individual Defendants, by virtue of their roles as officers and/or directors, were aware of the omitted information but failed to disclose such information, in violation of Section 14(e). The Individual Defendants were therefore reckless, as they had reasonable grounds to believe material facts existed that were misstated or omitted from the Recommendation Statement, but nonetheless failed to obtain and disclose such information to shareholders although they could have done so without extraordinary effort.

58. The Individual Defendants were privy to and had knowledge of the projections for the Company and the details concerning Wells Fargo’s valuation analyses. The Individual Defendants were reckless in choosing to omit material information from the Recommendation Statement, despite the fact that such information could have been disclosed without unreasonable efforts.

59. The misrepresentations and omissions in the Recommendation Statement are material to Plaintiff and the Class, who will be deprived of their right to make an informed decision regarding whether to tender their shares if such misrepresentations and omissions are not corrected prior to the Expiration Date. Plaintiff and the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

COUNT II

(Against all Defendants for Violations of Section 14(d)(4) of the Exchange Act and

SEC Rule 14d-9,17 C.F.R. § 240.14d-9)

60. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

61. Section 14(d)(4) of the Exchange Act and SEC Rule 14d-9 promulgated thereunder require full and complete disclosure in connection with tender offers. Specifically, Section 14(d)(4) provides that:

Any solicitation or recommendation to the holders of such a security to accept or reject a tender offer or request or invitation for tenders shall be made in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors.

62. SEC Rule 14d-9(d), which was adopted to implement Section 14(d)(4) of the Exchange Act, provides that:

Information required in solicitation or recommendation. Any solicitation or recommendation to holders of a class of securities referred to in section 14(d)(1) of the Act with respect to a tender offer for such securities shall include the name of the person making such solicitation or recommendation and the information required by Items 1 through 8 of Schedule 14D-9 (§ 240.14d-101) or a fair and adequate summary thereof.

63. In accordance with Rule 14d-9, Item 8 of a Schedule 14D-9 requires a Company’s directors to:

Furnish such additional information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading.

64. The Recommendation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits material facts, including those set forth above, which omissions render the Recommendation Statement false and/or misleading.

65. Defendants knowingly or with deliberate recklessness omitted the material information identified above from the Recommendation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, Defendants undoubtedly reviewed the omitted material information in connection with approving the proposed transaction.

66. The misrepresentations and omissions in the Recommendation Statement are material to Plaintiff and the Class, who will be deprived of their right to make an informed decision regarding whether to tender their shares if such misrepresentations and omissions are not corrected prior to the Expiration Date. Plaintiff and the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

COUNT III

(Against the Individual Defendants for Violations of Section 20(a)

of the Exchange Act)

67. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

68. The Individual Defendants acted as controlling persons of NCI within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as officers and/or directors of NCI, and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the incomplete and misleading statements contained in the Recommendation Statement, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that Plaintiff contends are materially incomplete and misleading.

69. Each of the Individual Defendants was provided with or had unlimited access to copies of the Recommendation Statement by Plaintiff to be misleading prior to the date the Recommendation Statement was issued, and had the ability to prevent the issuance of the false and misleading statements or cause the statements to be corrected.

70. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the Exchange Act violations alleged herein, and exercised the same. The Recommendation Statement at issue contains the unanimous recommendation of each of the Individual Defendants that shareholders tender their shares in the Tender Offer. They were thus directly involved in preparing this document.

71. In addition, as the Recommendation Statement sets forth, and as described herein, the Individual Defendants were involved in negotiating, reviewing, and approving the merger agreement. The Recommendation Statement purports to describe the various issues and information that the Individual Defendants reviewed and considered. The Individual Defendants participated in drafting and/or gave their input on the content of those descriptions.

72. By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

73. As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(e), 14(d)(4) and Rule 14d-9 by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these Defendants are liable pursuant to Section 20(a) of the Exchange Act. As a direct and proximate result of Individual Defendants’ conduct, Plaintiff and the Class will be irreparably harmed.

74. Plaintiff and the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff prays for judgment and relief as follows:

A. Declaring that this action is properly maintainable as a Class Action and certifying Plaintiff as Class Representative and his counsel as Class Counsel;

B. Enjoining Defendants and all persons acting in concert with them from closing the Tender Offer or consummating the proposed transaction, unless and until the Company discloses the material information discussed above which has been omitted from the Recommendation Statement;

C. Directing the Defendants to account to Plaintiff and the Class for all damages sustained as a result of their wrongdoing;

D. Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and expert fees and expenses;

E. Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff demands a trial by jury on all issues so triable.

DATED: July 19, 2017	Respectfully submitted,

MEYERGOERGEN PC

/s/ Scott A. Simmons
Scott A. Simmons (VSB 37744)
Christopher J. Habenicht (VSB 15146) 1802 Bayberry Court, Suite 200
Richmond, Virginia 23226
Tel: 804.288.3600
Facsimile: 804.565.1231 simmons@mg-law.com habenicht@mg-law.com

Liaison Counsel for Plaintiff

OF COUNSEL

James M. Wilson (pro hac vice admission forthcoming)

FARUQI & FARUQI, LLP
685 Third Ave., 26th Fl.
New York, NY 10017
Telephone: (212) 983-9330
Facsimile: (212) 983-9331
Email: jwilson@faruqilaw.com

Juan E. Monteverde

MONTEVERDE & ASSOCIATES PC
The Empire State Building 350 Fifth Avenue, Suite 4405
New York, NY 10118
Telephone: (212) 971-1341
Facsimile: (212) 202-7880
Email: jmonteverde@monteverdelaw.com

JS 44 (Rev. 06/17)

CIVIL COVER SHEET

I. (a) PLAINTIFFS

(c) Attorneys *(Firm Name, Address, and Telephone Number)*

DEFENDANTS

Attorneys *(If Known)*

- ☐ 1 U.S. Government Plaintiff
- ☒ 3 Federal Question *(U.S. Government Not a Party)*
- ☐ 2 U.S. Government Defendant
- ☐ 4 Diversity *(Indicate Citizenship of Parties in Item III)*

III. CITIZENSHIP OF PRINCIPAL PARTIES *(Place an "X" in One Box for Plaintiff and One Box for Defendant)* *(For Diversity Cases Only)*

	PTF	DEF		PTF	DEF
Citizen of This State	☐ 1	☐ 1	Incorporated *or* Principal Place of Business In This State	☐ 4	☐ 4
Citizen of Another State	☐ 2	☐ 2	Incorporated *and* Principal Place of Business In Another State	☐ 5	☐ 5
Citizen or Subject of a Foreign Country	☐ 3	☐ 3	Foreign Nation	☐ 6	☐ 6

Click here for: Nature of Suit Code Descriptions.

CONTRACT
- ☐ 110 Insurance
- ☐ 120 Marine
- ☐ 130 Miller Act
- ☐ 140 Negotiable Instrument
- ☐ 150 Recovery of Overpayment & Enforcement of Judgment
- ☐ 151 Medicare Act
- ☐ 152 Recovery of Defaulted Student Loans (Excludes Veterans)
- ☐ 153 Recovery of Overpayment of Veteran's Benefits
- ☐ 160 Stockholders' Suits
- ☐ 190 Other Contract
- ☐ 195 Contract Product Liability
- ☐ 196 Franchise

REAL PROPERTY
- ☐ 210 Land Condemnation
- ☐ 220 Foreclosure
- ☐ 230 Rent Lease & Ejectment
- ☐ 240 Torts to Land
- ☐ 245 Tort Product Liability
- ☐ 290 All Other Real Property

TORTS

PERSONAL INJURY
- ☐ 310 Airplane
- ☐ 315 Airplane Product Liability
- ☐ 320 Assault, Libel & Slander
- ☐ 330 Federal Employers' Liability
- ☐ 340 Marine
- ☐ 345 Marine Product Liability
- ☐ 350 Motor Vehicle
- ☐ 355 Motor Vehicle Product Liability
- ☐ 360 Other Personal Injury
- ☐ 362 Personal Injury - Medical Malpractice

PERSONAL INJURY
- ☐ 365 Personal Injury - Product Liability
- ☐ 367 Health Care/ Pharmaceutical Personal Injury Product Liability
- ☐ 368 Asbestos Personal Injury Product Liability

PERSONAL PROPERTY
- ☐ 370 Other Fraud
- ☐ 371 Truth in Lending
- ☐ 380 Other Personal Property Damage
- ☐ 385 Property Damage Product Liability

CIVIL RIGHTS
- ☐ 440 Other Civil Rights
- ☐ 441 Voting
- ☐ 442 Employment
- ☐ 443 Housing/ Accommodations
- ☐ 445 Amer. w/Disabilities - Employment
- ☐ 446 Amer. w/Disabilities - Other
- ☐ 448 Education

PRISONER PETITIONS

Habeas Corpus:
- ☐ 463 Alien Detainee
- ☐ 510 Motions to Vacate Sentence
- ☐ 530 General
- ☐ 535 Death Penalty

Other:
- ☐ 540 Mandamus & Other
- ☐ 550 Civil Rights
- ☐ 555 Prison Condition
- ☐ 560 Civil Detainee - Conditions of Confinement

FORFEITURE/PENALTY
- ☐ 625 Drug Related Seizure of Property 21 USC 881
- ☐ 690 Other

LABOR
- ☐ 710 Fair Labor Standards Act
- ☐ 720 Labor/Management Relations
- ☐ 740 Railway Labor Act
- ☐ 751 Family and Medical Leave Act
- ☐ 790 Other Labor Litigation
- ☐ 791 Employee Retirement Income Security Act

IMMIGRATION
- ☐ 462 Naturalization Application
- ☐ 465 Other Immigration Actions

BANKRUPTCY
- ☐ 422 Appeal 28 USC 158
- ☐ 423 Withdrawal 28 USC 157

PROPERTY RIGHTS
- ☐ 820 Copyrights
- ☐ 830 Patent
- ☐ 835 Patent - Abbreviated New Drug Application
- ☐ 840 Trademark

SOCIAL SECURITY
- ☐ 861 HIA (1395ff)
- ☐ 862 Black Lung (923)
- ☐ 863 DIWC/DIWW (405(g))
- ☐ 864 SSID Title XVI
- ☐ 865 RSI (405(g))

FEDERAL TAX SUITS
- ☐ 870 Taxes (U.S. Plaintiff or Defendant)
- ☐ 871 IRS—Third Party 26 USC 7609

OTHER STATUTES
- ☐ 375 False Claims Act
- ☐ 376 Qui Tam (31 USC 3729(a))
- ☐ 400 State Reapportionment
- ☐ 410 Antitrust
- ☐ 430 Banks and Banking
- ☐ 450 Commerce
- ☐ 460 Deportation
- ☐ 470 Racketeer Influenced and Corrupt Organizations
- ☐ 480 Consumer Credit
- ☐ 490 Cable/Sat TV
- ☒ 850 Securities/Commodities/ Exchange
- ☐ 890 Other Statutory Actions
- ☐ 891 Agricultural Acts
- ☐ 893 Environmental Matters
- ☐ 895 Freedom of Information Act
- ☐ 896 Arbitration
- ☐ 899 Administrative Procedure Act/Review or Appeal of Agency Decision
- ☐ 950 Constitutionality of State Statutes

V. ORIGIN *(Place an "X" in One Box Only)*

- ☒ 1 Original Proceeding
- ☐ 2 Removed from State Court
- ☐ 3 Remanded from Appellate Court
- ☐ 4 Reinstated or Reopened
- ☐ 5 Transferred from Another District *(specify)*
- ☐ 6 Multidistrict Litigation - Transfer
- ☐ 8 Multidistrict Litigation - Direct File

VI. CAUSE OF ACTION

VII. REQUESTED IN COMPLAINT:

DEMAND $

CHECK YES only if demanded in complaint:
JURY DEMAND: ☒ Yes ☐ No

VIII. RELATED CASE(S) IF ANY

(See instructions): JUDGE DOCKET NUMBER

DATE: 07/19/2017

SIGNATURE OF ATTORNEY OF RECORD: /s/ Scott A. Simmons

FOR OFFICE USE ONLY

RECEIPT # AMOUNT APPLYING IFP JUDGE MAG. JUDGE

JS44 (Rev.06/17) CIVIL COVER SHEET The JS 44 civil cover sheet and the information contained herein neither replace nor supplement the filing and service of pleadings or other papers as required by law, except as provided by local rules of court. This form, approved by the Judicial Conference of the United States in September 1974, is required for the use of the Clerk of Court for the purpose of initiating the civil docket sheet. (SEE INSTRUCTIONS ON NEXT PAGE OF THIS FORM.) I. (a) PLAINTIFFS DEFENDANTS Elliott Schwartz, Individually and on Behalf of All Others Similarly NCI, Inc., Charles K. Narang, Paul A. Dillahay, James P. Allen, Paul Situated V. Lombardi, Cindy E. Moran, Austin J. Yerks, and Daniel R. Young (b) County of Residence of First Listed Plaintiff Nassau County, NY County of Residence of First Listed Defendant (EXCEPT IN U.S. PLAINTIFF CASES) (IN U.S. PLAINTIFF CASES ONLY) NOTE: IN LAND CONDEMNATION CASES, USE THE LOCATION OF THE TRACT OF LAND INVOLVED. (c) Attorneys (Firm Name. Address, and Telephone Number) Attorneys Of Known) MeyerGoergen PC, 1802 Bayberry Court, Suite 200, Richmond VA 23226; (804) 288-3600 II. BASIS OF JURISDICTION (Place an “X” in One Box Only) III. CITIZENSHIP OF PRINCIPAL PARTIES (Place an “X” in One Box for Plaintiff (For Diversity Cases Only) and One Box for Defendant) ☐ 1 U.S. Government 3 Federal Question PTF DEF PTF DEF Plaintiff (U.S. Government Not a Party) Citizen of This State ☐ 1 ☐ 1 Incorporated or Principal Place ☐ 4 ☐ 4 of Business In This State ☐ 2 U.S. Government ☐ 4 Diversity Citizen of Another State 0 2 0 2 Incorporated and Principal Place ☐ 5 ☐ 5 Defendant (Indicate Citizenship of Parties in Item III) of Business In Another State Citizen or Subject of a ☐ 3 ☐ 3 Foreign Nation 0 6 ☐ 6 Foreign Country IV. NATURE OF SUIT (Place an “X” in One Box Only) Click here for: Nature of Suit Code Descriptions. CONTRACT TORTS FORFEIT GRIPENALTY BANK POLICY OTHER STATUTRS ☐ 110 Insurance PERSONAL INJURY PERSONAL INJURY ☐ 625 Drug Related Seizure ☐ 422 Appeal 28 USC 158 ☐ 375 False Claims Act ☐ 120 Marine ☐ 310 Airplane ☐ 365 Personal Injury—of Property 21 USC 881 ☐ 423 Withdrawal ☐ 376 Qui Tam (31 USC ☐ 130 Miller Act ☐ 315 Airplane Product Product Liability ☐ 690 Other 28 USC 157 3729(a)) ☐ 140 Negotiable Instrument Liability ☐ 367 Health Care/ ☐ 400 State Reapportionment ☐ 150 Recovery of Overpayment ☐ 320 Assault, Libel & Pharmaceutical PROPERTY RIGHTS ☐ 410 Antitrust & Enforcement of Judgment Slander Personal Injury ☐ 820 Copyrights ☐ 430 Banks and Banking ☐ 151 Medicare Act ☐ 330 Federal Employers’ Product Liability ☐ 830 Patent ☐ 450 Commerce ☐ 152 Recovery of Defaulted Liability ☐ 368 Asbestos Personal ☐ 835 Patent—Abbreviated ☐ 460 Deportation Student Loans ☐ 340 Marine Injury Product New Drug Application ☐ 470 Racketeer Influenced and (Excludes Veterans) ☐ 345 Marine Product Liability ☐ 840 Trademark Corrupt Organizations ☐ 153 Recovery of Overpayment Liability PERSONAL PROPERTY LABOR ☐ 480 Consumer Credit of Veteran’s Benefits ☐ 350 Motor Vehicle ☐ 370 Other Fraud ☐ 710 Fair Labor Standards ☐ 861 HIA (1395ff) ☐ 490 Cable/Sat TV ☐ 160 Stockholders’ Suits ☐ 355 Motor Vehicle ☐ 371 Truth in Lending Act ☐ 862 Black Lung (923) ☐ 850 Securities/Commodities/ ☐ 190 Other Contract Product Liability ☐ 380 Other Personal ☐ 720 Labor/Management ☐ 863 DIWC/DIWW (405(g)) Exchange ☐ 195 Contract Product Liability ☐ 360 Other Personal Property Damage Relations ☐ 864 SSID Title XVI ☐ 890 Other Statutory Actions ☐ 196 Franchise Injury ☐ 385 Property Damage ☐ 740 Railway Labor Act ☐ 865 RSI (405(g)) ☐ 891 Agricultural Acts ☐ 362 Personal Injury • Product Liability ☐ 751 Family and Medical ☐ 893 Environmental Matters Medical Malpractice Leave Act ☐ 895 Freedom of Information REAL PROPERTY CIVIL RIGHTS ☐ 790 Other Labor Litigation Act ☐ 210 Land Condemnation ☐ 440 Other Civil Rights Habeas Corpus: ☐ 791 Employee Retirement ☐ 870 Taxes (U.S. Plaintiff ☐ 896 Arbitration ☐ 220 Foreclosure ☐ 441 Voting ☐ 463 Alien Detainee Income Security Act or Defendant) ☐ 899 Administrative Procedure ☐ 230 Rent Lease & Ejectment ☐ 442 Employment ☐ 510 Motions to Vacate ☐ 871 IRS—Third Party Act/Review or Appeal of ☐ 240 Torts to Land ☐ 443 Housing/ Sentence 26 USC 7609 Agency Decision ☐ 245 Tort Product Liability Accommodations ☐ 530 General ☐ 950 Constitutionality of ☐ 290 All Other Real Property ☐ 445 Amer. w/Disabilities—☐ 535 Death Penalty IMMIGRATION State Statutes Employment Other: ☐ 462 Naturalization Application ☐ 446 Amer. w/Disabilities—☐ 540 Mandamus & Other ☐ 465 Other Immigration Other ☐ 550 Civil Rights Actions ☐ 448 Education ☐ 555 Prison Condition ☐ 560 Civil Detainee * Conditions of Confinement V. ORIGIN (Place an “X” in One Box Only) 1 Original ☐ 2 Removed from ☐ 3 Remanded from ☐ 4 Reinstated or Reopened ☐ 5 Transferred fromAnother District ☐ 6 Multidistrict Litigation-Transfer ☐ 8 Multidistrict Litigation Proceeding State Court Appellate Court Reopened Another District Litigation- Litigation—(specify) Transfer Direct File Cite the U.S. Civil Statute under which you are filing (Do not cite Jurisdictional statutes unless diversity): VI. CAUSE OF ACTION 15 U.S.C Section 78(n) (e), 78n(d)(4), 78t(a) Brief description of cause. Shareholder Class Action under Securities Exchange Act of 1934 VII. REQUESTED IN ☐ CHECK IF THIS IS A CLASS ACTION DEMANDS CHECK YES only if demanded in complaint: COMPLAINT: UNDER RULE 23, F.R.CV.P. JURY DEMAND: ☐ Yes ☐No VIII. RELATED CASE(S) IF ANY (See instructions): IF ANY (See instructions): JUDGE DOCKET NUMBER DATE SIGNATURE OF ATTORNEY OF RECORD 07/19/2017 /s/ Scott A. Simmons FOR OFFICE USE ONLY RECEIPT# AMOUNT APPLYING IFP JUDGE MAG. JUDGE